Exhibit 99.1

      Pacific Energy Partners, L.P. Reports Record Earnings for
                          First Quarter 2004

    LONG BEACH, Calif.--(BUSINESS WIRE)--April 28, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) announced net income for the three months ended March 31, 2004, of $8.1 million, or $0.31 per diluted limited partner unit compared to $6.1 million, or $0.29 per limited partner unit in the first quarter of 2003.
    The first quarter 2004 results are the highest quarterly earnings for the Partnership since its July 2002 initial public offering. The results of the current quarter reflect the benefit of the Pacific Terminals storage and distribution system, which was acquired on July 31, 2003, and higher volumes and revenue on the Rocky Mountain pipelines, partially offset by lower volumes and revenue from the West Coast pipelines, lower margins in the gathering and blending operation, and increased maintenance expenses.
    On April 19, 2004, the Partnership announced a cash distribution of $0.4875 per unit for the first quarter of 2004, unchanged from the prior quarter but 5.4 percent higher than in the first quarter of 2003. The distribution will be paid on May 14, 2004, to record holders as of April 30, 2004. Distributable cash flow available to the limited partners' interest for the first quarter of 2004 was $13.5 million. On a weighted average and diluted basis, there were 25,149,000 limited partner units outstanding during the first quarter of 2004, approximately 20 percent more units outstanding than in the first quarter of 2003, due to the August 2003 equity financing associated with the Pacific Terminals acquisition.
    Irvin Toole, Jr., President and CEO, said, "We are pleased to report record first quarter earnings. The Pacific Terminals storage and distribution assets that were acquired last July have demonstrated their value this quarter, with income contribution more than offsetting the impact of lower West Coast pipeline volumes resulting primarily from unusually high levels of refinery maintenance in the Los Angeles Basin. We continue to expect net income per unit for 2004 to be in the range of $1.30 to $1.40 per limited partner unit and are forecasting net income for the second quarter of 2004 to be in the range of $0.26 to $0.30 per unit."
    Mr. Toole continued, "Regulatory approvals for the previously announced Rangeland Pipeline acquisition have been received, and closing is expected to occur in May 2004. We also expect to sign a binding purchase and sale agreement for the Mid Alberta Pipeline assets during the same time period."

    OPERATING RESULTS BY SEGMENT

    WEST COAST OPERATIONS

    Operating income was $12.3 million for the three months ended March 31, 2004 compared to $10.7 million in the corresponding period in 2003. This increase of 15 percent was primarily due to the income earned by Pacific Terminals, which acquired the EPTC storage and distribution assets on July 31, 2003, partially offset by lower revenue due to reduced pipeline volumes. Pipeline volumes for the three months ended March 31, 2004 were 16 percent lower compared to the corresponding period in 2003 primarily due to extensive maintenance downtime at Los Angeles Basin refineries. Gathering and blending margins were also lower than in the prior year quarter, in part due to reduced demand for blended crude oil caused by new California gasoline specifications.

    ROCKY MOUNTAIN OPERATIONS

    Operating income was $3.6 million for the three months ended March 31, 2004, compared to $3.3 million in the corresponding period in 2003. This increase of 9 percent was the result of higher pipeline volumes and revenue partially offset by moderately higher expenses for maintenance and power. The $3 million expansion of pipeline capacity to Salt Lake City remains on track to become operational during the second quarter of 2004.

    CAPITAL EXPENDITURES

    Capital expenditures were $2.4 million for the quarter ended March 31, 2004, of which $0.5 million was for sustaining capital projects.

    Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, Calif. Pacific Energy Partners is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region. Pacific Energy Partners generates revenues primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy Partners also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.
    We will host a conference call at 2:00 p.m. ET on Thursday, April 29, 2004, to discuss the results of the first quarter of 2004. Please join us at www.PacificEnergyPartners.com for the live broadcast. The call, with questions and answers, will continue to be available on our web site following the live discussion.

    This news release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.


                     PACIFIC ENERGY PARTNERS, L.P.

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
                            (In thousands)

                                                      For the Three
                                                       Months Ended
                                                         March 31,
                                                      2004     2003
Operating revenues:                                   ----     ----
      Pipeline transportation revenue               $24,727  $25,320
      Storage and terminaling revenue                10,123       --
      Crude oil sales, net of purchases               4,812    5,630
          Net revenues                               39,662   30,950

Expenses:
  Operating                                          18,917   12,648
  Transition costs                                       --      397
  General and administrative                          3,854    3,982
  Depreciation and amortization                       5,242    4,181
         Total expenses                              28,013   21,208

Share of net income of Frontier                         393      341

Operating income                                     12,042   10,083

Net interest expense                                 (4,107)  (3,990)
Other income                                            142       35
Net income                                           $8,077   $6,128

Weighted average units outstanding:
      Basic                                          24,999   20,930
      Diluted                                        25,149   21,000

Calculation of unitholders' interest in net income
for the three months ended March 31, 2004 and 2003:
---------------------------------------------------
Net income                                           $8,077   $6,128
      Less: General Partner's interest                 (162)    (123)
Unitholders' interest in net income                  $7,915   $6,005

Basic net income per unit                             $0.32    $0.29

Diluted net income per unit                           $0.31    $0.29


                     PACIFIC ENERGY PARTNERS, L.P.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  AND OPERATING HIGHLIGHTS BY SEGMENT

              Three Months Ended March 31, 2004 and 2003
                              (Unaudited)
                            (In thousands)


                                      Rocky   Intersegment and
                         West Coast  Mountain   Intrasegment
                         Operations Operations Eliminations(1) Total
                         ---------- ---------- --------------  -----

Three Months Ended March 31, 2004:
Segment revenue:
 Pipeline transportation
  revenue                 $15,691    $10,543     $(1,507)     $24,727
 Storage and
  terminaling
   revenue                 10,223         --        (100)      10,123
 Crude oil sales,
  net of purchases          4,812         --                    4,812
 Net revenue               30,726     10,543                   39,662
Segment expenses:
 Operating expense         14,706      5,818      (1,607)      18,917
 Transition costs              --         --                       --
 Depreciation and
  amortization              3,765      1,477                    5,242
 Total expenses            18,471      7,295                   24,159
Share of net income
 of Frontier                   --        393                      393
Operating income          $12,255     $3,641                  $15,896

Operating Data (barrels per day, in thousands)
Line 2000 and Line 63
 pipeline volume            133.6
Salt Lake City Core system volume       62.0
Western Corridor system volume          16.0
AREPI pipeline volume                   43.9
Frontier pipeline volume                43.9

Three Months Ended March 31, 2003:
Segment revenue:
 Pipeline transportation
  revenue                 $17,334     $9,399     $(1,413)     $25,320
 Storage and
  terminaling
   revenue                     --         --                       --
 Crude oil sales,
  net of purchases          5,630         --                    5,630
 Net revenue               22,964      9,399                   30,950
Segment expenses:
 Operating expense          9,419      4,642      (1,413)      12,648
 Transition costs              --        397                      397
 Depreciation and
  amortization              2,822      1,359                    4,181
 Total expenses            12,241      6,398                   17,226
Share of net income
 of Frontier                   --        341                      341
Operating income          $10,723     $3,342                  $14,065

Operating Data (barrels per day, in thousands)
Line 2000 and Line 63
 pipeline volume            159.3
Salt Lake City Core system volume       64.8
Western Corridor system volume          13.4
AREPI pipeline volume                   35.5
Frontier pipeline volume                35.3

(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.


                     PACIFIC ENERGY PARTNERS, L.P.

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                    March 31, Dec. 31,
                                                      2004      2003
                                                      ----      ----
                                                   (Unaudited)
Assets

Current assets                                       $97,074  $68,796
Property and equipment, net                          565,285  567,954
Investment in Frontier Pipeline Company                6,897    6,886
Other assets                                          16,284    6,567
               Total assets                         $685,540 $650,203

Liabilities and Partners' Capital

Current liabilities                                  $45,838  $49,991
Long-term debt                                       225,000  298,000
Other long term liabilities                           10,832    7,145
Undistributed employee long-term incentive plan        1,397      738
Accumulated other comprehensive loss                  (9,844)  (5,608)
Partners' capital                                    412,317  299,937
             Total liabilities and
              partners' capital                     $685,540 $650,203


            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                            (In thousands)
                                                       For the Three
                                                        Months Ended
                                                          March 31,
                                                        2004    2003
                                                        ----    ----
Cash flows from operating activities:
   Net income                                         $8,077   $6,128
   Depreciation, amortization, non-cash employee
    compensation under long-term incentive plan
     and Frontier adjustment                           6,108    6,142
   Working capital adjustments                          (847)  (6,376)
    Net cash provided by operating activities         13,338    5,894
Cash flows from investing activities:
   Acquisitions                                       (9,920)      --
   Net additions to property and equipment
    and other                                         (2,413)    (513)
    Net cash used in investing activities            (12,333)    (513)

Cash flows from financing activities:
   Issuance of common units, net of fees
    and offering expenses                            114,250       --
   Capital contribution from the general partner       2,443       --
   Proceeds from note payable to bank                 16,500       --
   Repayment of long-term debt                       (89,500)      --
   Deferred financing costs                             (175)      --
   Distributions to partners                         (12,390)  (9,878)
    Net cash provided by (used in) financing
     activities                                       31,128   (9,878)

Net increase (decrease) in cash and cash equivalents  32,133   (4,497)
Cash and cash equivalents, beginning of period         9,699   23,873

Cash and cash equivalents, end of period             $41,832  $19,376


                     PACIFIC ENERGY PARTNERS, L.P.

      RECONCILIATION OF OPERATING INCOME BY SEGMENT TO CONDENSED
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
                            (In thousands)

                                                       For the Three
                                                        Months Ended
                                                          March 31,
                                                        2004    2003
Operating income by segment:                            ----    ----
      West Coast                                      $12,255 $10,723
      Rocky Mountain                                    3,641   3,342

                                                       15,896  14,065

General expenses and other income/(expense):(1)
      General and administrative expense               (3,854) (3,982)
      Net interest expense                             (4,107) (3,990)
      Other income                                        142      35
Net income                                             $8,077  $6,128


               CALCULATION OF DISTRIBUTABLE CASH FLOW(2)
                              (Unaudited)
                            (In thousands)
                                                       For the Three
                                                        Months Ended
                                                          March 31,
                                                         2004   2003
                                                         ----   ----
Net income                                             $8,077  $6,128
      Plus: depreciation and amortization               5,242   4,181
      Plus: amortization of debt issue costs              311     270
      Plus: non-cash employee compensation under
       long-term incentive plan                           659   1,034
      Less: sustaining capital expenditures              (547)   (324)
Distributable Cash Flow                                13,742  11,289
      Less: General Partner's interest                   (275)   (226)
Unitholders' interest in Distributable Cash Flow      $13,467 $11,063

(1) General and administrative expenses, net interest expense and other income are not allocated among the West Coast and Rocky
    Mountain operations.

(2) Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding distributable cash flow is included in our annual report on Form 10-K for the year ended December 31, 2003.


    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             Fax: 562-728-2881